Mail Stop 3561


      April 25, 2006



Mr. Joseph J. Morand
Trust Officer
JP Morgan Trust Company, NA (formerly Bank One Trust Company),
Trustee
227 West Monroe Street, Suite 2600
Chicago, Illinois  60606

	RE:	Government Trust 1 D
		Form 10-K for Fiscal Year Ended December 31, 2004
		Form 10-K /A for Fiscal Year Ended December 31, 2004 Filed March 31, 2005 and January 13, 2006

Dear Mr. Morand:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

						Sincerely,



						George F. Ohsiek, Jr.
      					Branch Chief